Exhibit 2.2

AGREEMENT AND PLAN OF ACQUISITION

Between
VIROPRO INC.
And
INTAS BIOPHARMACEUTICALS LTS

Of
BIOLOGICS PROCESS DEVELOPMENT, INC.

Dated as of  November 15, 2009

Table of Contents

AGREEMENT AND PLAN OF ACQUISITION	3
RECITALS	3
ARTICLE I	3
ARTICLE II	7
THE ACQUISITION	7
ARTICLE III	8
REPRESENTATIONS AND WARRANTIES OF INTAS	8
ARTICLE IV	13
REPRESENTATIONS AND WARRANTIES OF VIROPRO.	13
ARTICLE V	16
CONTROLLING SHAREHOLDER	16
ARTICLE VI	16
COVENANTS	16
ARTICLE VII	19
CONDITIONS TO OBLIGATIONS OF THE PARTIES	19
ARTICLE VIII	20
TERMINATION, AMENDMENT AND WAIVER	20
ARTICLE IX	20
GENERAL	20

Schedule A	23

AGREEMENT AND PLAN OF ACQUISITION

This AGREEMENT AND PLAN OF ACQUISITION (this “Agreement”) is made and entered into as of November 15, 2009 by Viropro Inc., a Nevada corporation (“Viropro”) and Intas Biopharmaceuticals Ltd of Ahmedabad, India (“Intas”) Hereafter jointly referred to as the “Companies.”

RECITALS

WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Viropro shall acquire from Intas (the “Acquisition”) its wholly owned subsidiary Biologics Process Development Inc.,(“BPD”) a California corporation, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Nevada (“NGCL”);

WHEREAS, the Boards of Directors of Viropro and Intas each have determined that a business combination between Viropro and BPD is advisable and in the best interests of their respective companies and stockholders and accordingly have agreed to effect the Acquisition provided for herein upon the terms and subject to the conditions set forth herein;

WHEREAS by virtue of this transaction, Intas shall become Controlling Shareholder of Viropro Inc;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.
“Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Authority.

“Adjustment Price” means the average of (a) Viropro Signing Date Price and (b) Viropro Closing Date Share Price.

“Affiliate” means with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in New York, New York.

“Closing Date Viropro Closing Price” means the closing price of Viropro Common Stock on the Closing Date.

“Contract” means any written or oral binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Controlling Shareholder” means a Person or Group of Persons controlling more than 20% of the Common Stock of a Company.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Laws” means all applicable Laws relating to the environment, natural resources, or safety or health of humans or other living organisms (as it relates to exposure to Hazardous Substances).

 “Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any national, supranational, federal, state, county, local or municipal government or any court or tribunal, regulatory or administrative agency, board or commission, arbitrator, arbitration tribunal or other governmental authority or instrumentality, domestic or foreign.

“Grant Date” means, with respect to a Company Stock Option, the date on which the grant of such option was required by its terms to be effective.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, asbestos, polychlorinated biphenyl (PCB), radioactive material, or other compound, element or substance in any form (including products) regulated, restricted or addressed by or under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IRFS” means International Financial Reporting Standards.

“Incentive Plans” means the 2008 Viropro Non-Statutory Stock Incentive Plan.

“Intas Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that is materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company or its Subsidiary BPD, taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (a) general economic or political conditions or changes therein, (b) financial or security market fluctuations or conditions, (c) changes in, or events affecting, the industries in which the Company and its Subsidiaries operate, (d) any effect arising out of a change in IFRS or applicable Law, (e) actions taken pursuant to this Agreement or at the request of Viropro; provided, that (i) in the cases of clauses (a) through (c), any such event, occurrence, fact, condition, change, development or effect which disproportionately affects the Company relative to other participants in the industries in which the Company operate and, shall not be excluded from the determination of whether there has been a Intas Material Adverse Effect.

“IRS” means the Internal Revenue Service.

“Law” means all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations and rules of any Governmental Authority, and all Orders.

 “Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Law, Action or Order and those arising under any Contract.

 “Material Contracts” means (a) all Contracts to which the Companies are a party with royalty or other payments in, (b) all exclusive license agreements to which the Companies are a party, (c) all license agreements relating to Intellectual Property to which the Companies are a party and (d) all licensing, distribution or sub-distribution agreements.

 “Exchange” means the Over-The-Counter Bulletin Board or Pink Sheet where applicable.

“Order” means any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.

 “Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes or other payments that are not yet due and payable, (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, and (c) statutory Encumbrances in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Encumbrances.

“Person” means any individual, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Properties” means all Intellectual Properties, as well as long term tangible assets.

 “Registration Statement” means the registration statement on Form S-4 to be filed by Viropro with the SEC in connection with the issuance of  Viropro Common Stock pursuant to the Acquisition.

“Representatives” means, with respect to Viropro or BPD, financial advisors, legal counsel, financing sources, accountants or other advisors, agents or representatives.

 “Sarbanes Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

 “Securities Act” means the Securities Act of 1933.

 “Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person (a) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest, (b) is entitled to elect at least one-half of the board of directors or similar governing body or (c) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

 “Tax” (and, with correlative meaning, “Taxes”) means (a) any net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, (b) any Liability pursuant to Section 1.1502-6 of the Regulations or comparable provisions of state, local or foreign Tax Law, any obligations under any Contract with any Person with respect to the Liability for, or sharing of, Taxes (including pursuant to Section 1.1502-6 of the Regulations or comparable provisions of state, local or foreign Tax Law) and any Liability for Taxes as a transferee or successor, by Contract, indemnity or otherwise and (c) all interest, penalties, fines, additions to Tax, deficiency assessments or additional amounts imposed by any Tax Authority or other Governmental Authority in connection with any item described in clauses (a) and (b).

“Tax Authority” means any Governmental Authority charged with the administration of any Tax Law.

“Tax Law” means any applicable Law relating to Taxes.

“Tax Return” means any returns, declarations, reports, estimates, information returns and statements in respect of any Taxes (including any schedules or attachments thereto or amendments thereof).

“Total Stock Consideration” means the product of the Viropro Signing Date Share Price multiplied by the aggregate number of shares of Viropro Common Stock to be issued pursuant to this Agreement.

“Use” means to use, reproduce, prepare derivative works based upon, distribute, perform, display, make, have made, sell, license, sublicense and otherwise exploit.

“Viropro Closing Date Share Price” means the lesser of (a) the closing price, (b) the average of the high and low sales prices and (c) the weighted average trading price of one share of Viropro Common Stock on the Closing Date, as reported on the Exchange.

“Viropro Common Stock” means the common stock, par value $0.01 per share, of Viropro.

 “Viropro Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that is materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of Viropro and its Subsidiaries, taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (a) general economic or political conditions or changes therein, (b) financial or security market fluctuations or conditions, (c) changes in, or events affecting, the industries in which Viropro and its Subsidiaries operate, (d) any effect arising out of a change in GAAP or applicable Law, (e) actions taken pursuant to this Agreement or at the request of the Company, (f) any changes in the price or trading volume of Viropro’s stock, in and of itself, (g) any failure by Viropro to meet published or unpublished revenue or earning projections, in and of itself or (h) any legal claims or other proceedings made by any of Viropro Stockholders (on their own behalf as Viropro Stockholders or on behalf of Viropro) arising out of or relating to this Agreement, in and of itself; provided, that (i) in the cases of clauses (a) through (c), any such event, occurrence, fact, condition, change, development or effect which disproportionately affects Viropro and its Subsidiaries relative to other participants in the industries in which Viropro or its Subsidiaries operate and (ii) in the case of clauses (f) through (h), the underlying cause of any such change or event, in each case of clauses (i) and (ii), shall not be excluded from the determination of whether there has been a Viropro Material Adverse Effect.

“Viropro Restricted Stock” means shares of restricted Viropro Common Stock.

“Viropro Signing Date Price” means $0.03 USD.

 “Viropro Stockholders” means the holders of shares of Viropro Common Stock.

“Works” means all books, titles, scripts, storyboards and other works (including drafts and manuscripts, whether or not published) and publications, including comic books, as well as all derivative works based thereon in all media, whether existing now or in the future.

1.2 Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e) references to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section;
(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(h) references to a person are also to its successors and permitted assigns;
(i) references to monetary amounts are to the lawful currency of the United States;
(j) words importing the singular include the plural and vice versa and words importing gender include all genders;
(k) time is of the essence in the performance of the parties’ respective obligations; and
(l) time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

ARTICLE II
THE ACQUISITION

2.1 Acquisition. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Viropro Inc. will acquire from Intas all common shares held by Intas of Biologics Process Development against issuance of 90,000,000 common shares of Viropro Inc. At the Effective Time, the effect of the Acquisition shall be as provided in this Agreement and the applicable provisions of the NGCL.

2.2 Effective Time of the Acquisition. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Viropro shall file an S-4 statement with the SEC and the time of acceptance of such filing will be deemed the Effective Time of the Acquisition(the “Effective Time”).

2.3 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.1, the closing of the Acquisition (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth herein (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties in writing (the “Closing Date”). The Closing shall take place at or after 5:00 p.m., Montreal time, on the Closing Date at Viropro’s head office 1806-300 Avenue des Sommets, Verdun, QC.

2.4 Directors and Officers. Effective upon closing, Dr Scott M. Brown, Chief Scientific Officer of Biologics Process Development, will be named on the Board of Directors of Viropro Inc. All current members of the Board of Directors will remain. Viropro will also appoint one person to the Board of Directors of BPD.

2.5 Issuance and Devilvery of Certificates.
(a) Issuance Procedure. At the Effective Time of the Acquisition, Viropro will request and proceed with issuance of 90,000,000 restricted shares as per rule 144(a) of the Securities Act of 1933.
            (b) Delivery  of Certificates. Certificates representing 90,000,000 non assessable common shares at par value of 0.001USD will be forwarded directly to Intas Biopharmaceuticals at corporate headquarters no later than 10 days after the Effective Date provided that all issuance requirements have been met at that time.

2.6 Further Assurances. If, at any time before or after the Effective Time, the Company or Viropro reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Acquisition or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Intas, BPD, Viropro, and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Acquisition and to carry out the purposes and intent of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF INTAS

Intas represents and warrants to Viropro as follows:

3.1 Organization. BPD (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of California, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (c) as would not, individually or in the aggregate, reasonably be expected to have a BPD Material Adverse Effect. BPD has made available to Viropro, prior to the date hereof, a true, complete and correct copy of the Company Charter and Company Bylaws in effect as of the date hereof.

3.2 Subsidiaries. Upon execution of the Agreement, BPD will have no subsidiaries.

3.3 Authorization.
(a) Intas has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation Intas of the Acquisition has been duly and validly authorized by all necessary corporate action on the part of the Intas and no other corporate proceedings are necessary to authorize the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby.
            (b) The Board of Directors of Intas has (i) determined that this Agreement is advisable and fair to, and in the best interests of its stockholders, (ii) approved this Acquisition, (iii) recommended that the Stockholders adopt this Agreement.

3.4 Consents and Approvals; No Violations.
(a) The execution, delivery and performance by Intas of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority other than (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transaction contemplated by this Agreement, (iv) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws.
(b) The execution, delivery and performance by Intas of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or similar organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions have been obtained and all filings and other obligations have been made, conflict with or violate, in any material respect, any Law applicable to the Company or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material Contract or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of the Company, with respect to clauses (iii) and (iv), for such triggering of payments, Encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches, defaults, losses of benefits or rights which would not, individually or in the aggregate, reasonably be expected to have a Intas Material Adverse Effect.

3.5 No Undisclosed Liabilities. Intas represents hereby that BPD has no Liabilities, except:
(a) Liabilities incurred in the ordinary course of business consistent with past practice which, individually or in the aggregate, that could reasonably be expected to have a Company Material Adverse Effect and;
(b) Liabilities incurred in connection with this Agreement.

3.6 Litigation. There is no material Action pending or, to the Knowledge of the Company, threatened against the Company or any of its properties or assets and the Company is subject to any Order.

3.7 Compliance with Applicable Laws.
Intas hereby represents that:
(a) BPD has complied, and is now in compliance, in each case, in all material respects, with all applicable Laws. No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct any such investigation or review.
(b) BPD (i) holds all Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Governmental Permits are in full force and effect, and (ii) is in material compliance with all such Governmental Permits, and, to the Knowledge of the Company, no such Governmental Permits are subject to any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification.
(c) BPD is not an “investment company” under the Investment Company Act of 1940.

3.8 Properties.
Intas hereby represents that:
(a) BPD does not own any real property.
(b) BPD, in all material respects, (i) has good and valid title to all of its properties, assets and other rights that would not constitute real property (other than Intellectual Property), free and clear of all Encumbrances and (ii) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible (other than Intellectual Property), used by its business free and clear of all Encumbrances, in each case, except for Permitted Encumbrances.

3.9 Tax.
Intas hereby represents that:
(a) BPD (i) has properly completed and timely filed (or had timely filed on its behalf) all material foreign, federal, state, local and municipal Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects, (ii) has timely paid (or will timely pay) all Taxes required to be paid by it prior to the Closing Date or, in the case of Taxes not yet due and payable, has established in the Company Financial Statements an adequate accrual or reserve in accordance with GAAP for the payment of such Taxes and (iii) has no Liability for Taxes in excess of the amount of accruals or reserves so established in the Company Financial Statements.
(b) BPD has not received any written notification from any Tax Authority regarding any issues that (i) are currently pending before any Tax Authority, or (ii) have been raised by any Tax Authority and not yet finally resolved.
(c) No Encumbrances relating to Taxes are currently in effect against any of the assets of  BPD other than Permitted Encumbrances.
(d) No federal, state, local or foreign audit, examination or contest is presently pending with regard to any Taxes or Tax Returns of  BPD and no such audit has been threatened in writing.

(e) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against BPD, and no power of attorney granted with respect to any Taxes is currently in force.
(g) BPD is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor has any Liability or potential Liability to another party under any such agreement.
(h) Since 2004, no claim that has not been resolved has been made against BPD by a Tax Authority in a jurisdiction where the Company  does not file Tax Returns that any one of them is or may be subject to Tax by that jurisdiction.
(i) BPD has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
(j) BPD has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying under Section 355 of the Code (i) in the two (2) years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Acquisition.
(k) BPD is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been (and will not be) such a United States real property holding corporation during the five (5) year period ending on the Closing Date.
(l) The Company has made available to Viropro or its legal or accounting representative copies of all Tax Returns filed for all periods including and after the period ended December 31, 2004.

3.10 Intellectual Property.
(a) For purposes of this Agreement, the term (i) “Intellectual Property” means any and all of the following, and rights in, arising out of, or associated therewith, throughout the world: (A) patents and applications therefore (including divisionals, continuations, continuations-in-part, reissues, renewals, extensions, re-examinations and other related rights) and equivalents thereof throughout the world, (B) trade secrets, know-how, confidential and/or proprietary business or technical information, computer programs, computer models, data, tools, algorithms, inventions, discoveries, improvements, technology and technical data, whether patentable or not or otherwise protectable (collectively, “Trade Secrets”), (C) trademarks, service marks, trade dress, trade names (including fictitious, assumed and d/b/a names), Internet domain names, URLs,  and equivalents of the foregoing throughout the world, (D) copyrights and similar rights in protectable material, including mask works, including rights to Use and all renewals and extensions thereof and registrations of the foregoing and applications therefore, and equivalents of the foregoing throughout the world (“Copyrights”), (E) Software and (F) moral rights, rights of attribution, rights of privacy, publicity and all other intellectual property, proprietary and intangible rights; for the avoidance of doubt, the term “Intellectual Property” shall include all rights in and to all Properties; (ii) “IP Contracts” shall mean, collectively, any and all agreements relating to Intellectual Property to which the Company is a party pursuant to which rights in Intellectual Property are in any manner transferred, conveyed, granted, restricted or waived, including the Use of any Properties, including rights acquisition and licensing agreements, distribution and subdivision agreements, license agreements, revenue-sharing arrangements, sales agency agreements, distribution and production services agreements, “rent-a-system” agreements, merchandising agreements, commercial tie-in arrangements, publishing agreements and other agreements or arrangements with respect to contract laboratory services in molecular biology, recombinant protein purification & expression, cell culture, bacterial fermentation, frozen cell/material storage, and consulting in biologics process development and scale-up; (iii) “Owned Intellectual Property” means Intellectual Property in which BPD has or purports to have an ownership interest; (iv) “Non-Owned Intellectual Property” means all Intellectual Property used by the Company that is not Owned Intellectual Property; and (v) “Company Intellectual Property” means the Non-Owned Intellectual Property together with the Owned Intellectual Property.
(b) Schedule A sets forth a true, correct and complete list of: (i) all Owned Intellectual Property that is registered, applied for, filed or recorded with any Governmental Authority (and, with respect to domain names, any registered with any registrar or similar authority), other than copyrights but including domain names; and (ii) all Material IP Contracts.
(c) The Company has taken all legally and commercially reasonable steps to protect, register and maintain Owned Intellectual Property that the Company in the exercise of their reasonable business judgment have determined to be necessary or advisable for such protection, registration or maintenance.

The Company (i) has a policy requiring (A) each employee of the Company and its Subsidiaries who contributes to the production or development of any Intellectual Property or Properties for or on behalf of the Company to execute a Work for Hire Agreement in substantially the form(s) made available to Viropro, and (B) the Company’s and its Subsidiaries’ consultants that would reasonably be expected (1) to have access to the Company’s confidential information to execute a written agreement reasonably protecting the confidentiality of such information, or (2) to contribute to the production or development of any Intellectual Property or Properties for or on behalf of the Company to execute a written agreement with an assignment of inventions and rights provision (such as a certificate of authorship or certificate of results and proceeds) or, if effective under applicable Law, a work-made-for-hire provision, and (ii) is in compliance with the policy referred to in clause (i) above in all material respects. The Company (x) has a policy in which neither the Company is to divulge, furnish to or make accessible any of their material Trade Secrets to any Person who is not subject to a written agreement to maintain the confidentiality of such Trade Secrets, and (y) is in compliance with the policy referred to in clause (x) above in all material respects. Without limiting the foregoing, the Company takes and have taken reasonable measures to maintain the confidentiality of their Trade Secrets.
  (d) BPD owns, or is licensed or otherwise possesses sufficient legal enforceable rights to Use, the Intellectual Property material to the business of the Company in the manner that the Company currently Uses such Company Intellectual Property to conduct their businesses and such Company Intellectual Property includes all of the Intellectual Property necessary or advisable for the conduct of the business of the Company as currently conducted. Neither the Company has dedicated to the public domain, or forfeited or abandoned or otherwise allowed to become public domain any Owned Intellectual Property material to the business of the Company. To the extent required in the Company’s and its Subsidiaries’ reasonable judgment and consistent with prudent practices, all necessary registration, maintenance and renewal fees in respect of the Owned Intellectual Property listed in Section 3.13(b)(i) of the Company Disclosure Letter or any copyrights relating to Major Properties and purported to be registered have been paid and the Company or the relevant Subsidiary is current with all necessary documents and filings with the relevant Governmental Authorities for the purpose of maintaining such Owned Intellectual Property.
(e) BPD nor any of its activities, products or services (including any Property included in the Company Intellectual Property and any of the literary, dramatic or musical material contained therein or upon which any Film included therein is based) infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated any Intellectual Property right of any Person or constitutes a libel, slander or other defamation of any Person in a manner which would, or which would reasonably be expected to, materially and adversely affect the Company, its Subsidiaries or their respective businesses or Properties. BPD has not received any notice of, and to the Knowledge of the Company, there have been no threatened Actions claiming or alleging the matters described in the preceding sentence (or challenging the Company’s sole ownership or exclusive right to use any Owned Intellectual Property). There are no Actions or claims pending in which the Company alleges that any Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property right.
(f) The consummation of the transactions contemplated by this Agreement will not (i) restrict, limit, invalidate, result in the loss of or otherwise materially adversely affect any right, title or interest of BPD in any Owned Intellectual Property or any Property, in each case, material to the business of BPD nor its rights to Use any Non-Owned Intellectual Property material to the business of the Company, (ii) grant or require the Company to grant to any Person any rights with respect to any Owned Intellectual Property or any Property, in each case, material to the business of the Company and its Subsidiaries, other than those granted in the absence of the consummation of the transactions contemplated by this Agreement, (iii) subject Viropro to any material increase in royalties or other payments under any IP Contract, other than those owing in the absence of the consummation of the transactions contemplated by this Agreement, (iv) materially diminish any royalties or other payments to which the Company would otherwise be entitled to under any IP Contract in the absence of the consummation of the transactions contemplated by this Agreement or (v) result in a Company Material Adverse Effect, or result in the breach or, by the terms of such contract, termination of any IP Contract material to the business of the Company.

3.11 Labor
(a) BPD is neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other material labor-related agreements or arrangements with any labor union, labor organization, employee organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other material labor-related agreements or arrangements to which BPD is bound that pertain to any of the employees of BPD; and no employees of BPD is represented by any labor union or labor organization or works council with respect to their employment with BPD.

(b) No labor union, labor organization, or group of employees of BPD or has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of  BPD, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of BPD, there are no labor union organizing activities with respect to any employees of BPD.
(c) There are (i) no unfair labor practice complaints pending or, to the Knowledge of BPD, threatened against BPD before the National Labor Relations Board or any other labor relations tribunal or authority, and (ii) no labor strike, lock out, material grievance, material arbitration, labor dispute, slowdown or stoppage against or affecting  BPD, and no labor dispute is, to the Knowledge of BPD, threatened.
(d) BPD is and has been in material compliance with all Laws respecting employment and employment practices, including but not limited to, the Workers’ Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation), all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.
(e) Except as could not reasonably be expected to result in a material liability, all persons who have performed services for BPD and have been classified as independent contractors, and all persons who have performed services for BPD in the United States and have been classified as exempt employees not entitled to overtime pay, have been at all times properly classified as such in accordance with applicable Law.

3.12 Material Contracts.
Intas hereby represents:
(a) BPD is not a party to, or bound by, any of the following (each, a “Company Material Contract”):
(i) any Contract relating to indebtedness for money borrowed or guaranteed indebtedness for money borrowed of any Person (other than the Company and its Subsidiaries) in excess of Two Million Dollars ($2,000,000);
(ii) any Contract the termination of which would reasonably be expected to have a Company Material Adverse Effect;
(b) As of the date of this Agreement, Intas and BPD have made available to Viropro true, correct and complete copies of all BPD Material Contracts.

3.13 Environmental Matters.
(a) There are no pending or, to the Knowledge of the Company, threatened, Actions under, or pursuant to, Environmental Laws against the Company or involving any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company, to the Knowledge of the Company, any other property at which Hazardous Substances generated, or allegedly generated, by the Company was, or allegedly was, treated, stored or disposed;
(b) the Company has received no written allegations of any material Liabilities under any Environment Law and, to the Knowledge of the Company, there are no such allegations pending or threatened; and
(c) to the Knowledge of the Company, there has been no Release or threatened Release of any Hazardous Substances at, on, under or from any real property currently or formerly owned, operated or leased by the Company or any other property in a manner that would reasonably be expected to give rise to any material Liability to the Company or its Subsidiaries under any Environmental Laws.

3.14 Information Supplied. None of the information supplied contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference therein based on information supplied in writing by Viropro that is contained (including by incorporation by reference) in any of the foregoing documents.

3.15 Insurance. All insurance policies are in full force and effect and all premiums due thereunder have been paid. Neither the Company nor its Subsidiary have received notice of cancellation of any such insurance policy or is in breach of, or default under, any such insurance policy. There is no material claim by the Company or its Subsidiary pending under any such insurance policy covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiary as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

3.16 Opinion of Financial Advisor. Intas acknowledges that it has not sought specific financial opinion on the herein contemplated transaction.

3.17 Absence of Indemnifiable Claims, etc. As of the date hereof, there are no pending claims and, to the Knowledge of Intas, no facts that would reasonably entitle any director or officer of BPD to indemnification by BPD under applicable Law, the Company Charter, the Company Bylaws or the certificate of incorporation or bylaws or other organizational or governance documents, any insurance policy maintained by BPD or any indemnity agreements of BPD or similar agreements to which the BPD is a party or by which any of its properties or assets is or may be bound.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF VIROPRO.

Viropro represents and warrants to the Company as follows:

4.1 Organization; Standing and Power. Viropro, (a) is duly organized, validly existing and in good standing under the laws of state of Delaware, (b) has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (c) as would not, individually or in the aggregate, reasonably be expected to have a Viropro Material Adverse Effect.

4.2 Capitalization of Viropro.
(a) The authorized capital stock of Viropro consists solely of 1 Billion (1,000,000,000) shares of Viropro Common Stock, par value $0.01 per share (the “Common Stock. As of the close of business on October 31, 2009,  164,572,294 are issued and outstanding).
(b) All shares of capital stock of Viropro to be issued in connection with the Acquisition, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.

4.3 Authorization.
(a) Viropro has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transaction contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Viropro of the Acquisition contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Viropro.
 (b) The Board of Directors of Viropro has (i) determined that this Agreement and the transaction contemplated hereby, including the Acquisition, is advisable and fair to, and in the best interests of, Viropro and its stockholders and members and (ii) approved this Agreement and the transaction contemplated hereby.

4.4 Consents and Approvals; No Violations.
(a) The execution, delivery and performance by Viropro of this Agreement and the consummation by Viropro of the transaction contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority other than (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust, competition or pre-Acquisition notification Law, (iii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transaction contemplated by this Agreement, (iv) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws and (v) the filing of documents as required by the NGCL and the LLC Act.

(b) The execution, delivery and performance by Viropro of this Agreement and the consummation by Viropro of the transaction contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the organizational documents of Viropro (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.4(a) have been obtained and all filings and other obligations described in Section 4.4(a) have been made, conflict with or violate, in any material respect, any Law applicable to Viropro or by which any property or asset of Viropro is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act) to which Viropro is a party or by which it or any of its respective properties or assets may be bound or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of Viropro except, with respect to clauses (iii) and (iv), for such triggering of payments, Encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches, defaults, losses of benefits or rights which would not, individually or in the aggregate, reasonably be expected to have a Viropro Material Adverse Effect.

4.5 SEC Reports and Financial Statements.
(a) Up until November 30, 2008 Viropro has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Viropro SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Viropro SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Viropro SEC Documents, including each Viropro SEC Document filed after the date hereof until the Closing, (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of Viropro and its Subsidiaries as of the respective dates thereof and the consolidated results of Viropro’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not material).
(c) Each of the principal executive officer of Viropro and the principal financial officer of Viropro (or each former principal executive officer of Viropro and each former principal financial officer of Viropro as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Act and the rules and regulations of the SEC promulgated thereunder with respect to the Viropro SEC Documents and the statements contained in such certifications are true and accurate. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes Act.
(d) Viropro maintains a system of internal accounting controls sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (ii) that transactions are executed in accordance with management’s general or specific authorizations; (iii) that access to assets is permitted only in accordance with management’s general or specific authorization and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Viropro has (i) designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information is made known to management of Viropro by others within Viropro to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Viropro SEC Documents and (ii) disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(e) Except for the filing of 2nd and 3rd quarter 2009 financial statements, Viropro is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of OTC.BB.

4.6 Ownership of Company Common Stock. Viropro is not, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the NGCL.

4.7 Absence of Certain Changes. Since November 30, 2008, there has been no event or condition which, individually or in the aggregate, has had, or would reasonably be expected to have, a Viropro Material Adverse Effect.

4.8 Compliance with Applicable Laws.
Except as would not, individually or in the aggregate, reasonably be expected to have a Viropro Material Adverse Effect:
(a) Viropro has complied, and are now in compliance, in each case, with all applicable Laws and no investigation or review by any Governmental Authority with respect to Viropro is pending or, to the knowledge of Viropro, threatened, nor, to the knowledge of Viropro, has any Governmental Authority indicated an intention to conduct any such investigation or review;

(b) Viropro (i) hold all Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Governmental Permits are in full force and effect, and (ii) are in compliance with all such Governmental Permits, and, to the knowledge of Viropro, no such Governmental Permits are subject to any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification;

(c) Viropro is not an “investment company” under the Investment Company Act of 1940; and

(d) Viropro and each of its officers and directors are in compliance with, and have complied, with the applicable provisions of the Sarbanes Act and the Exchange Act.

4.9 Information Supplied. None of the information supplied or to be supplied by or on behalf of Viropro for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or The Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act. If at any time prior to the Effective Time any event relating to Viropro should be discovered which is required to be set forth in an amendment to the Registration Statement, Viropro shall promptly inform Intas. Notwithstanding the foregoing, Viropro makes no representation or warranty with respect to any statements made or incorporated by reference therein based on information supplied in writing by Intas that is contained (including by incorporation by reference) in any of the foregoing documents.

ARTICLE V
CONTROLLING SHAREHOLDER

Following transaction contemplated herein, Intas will become a direct controlling shareholder of Viropro.

    5.1 SEC Requirements. Intas acknowledges that it will have to comply with SEC rules and regulations or any other Exchange where the shares of Viropro may be listed in matters of disclosure for Controlling Shareholders.
    5.2  Exchange Listing Requirements. Intas acknowledges that it will have to comply with all Exchanges rules and regulations in matters of disclosure for Controlling Shareholders of Listed Companies.

ARTICLE VI
COVENANTS

6.1 Conduct of Business.
From the date hereof until the Effective Time, except (a) as required or contemplated by this Agreement or (b) as consented to in writing by Viropro, BPD will, (i) conduct its business in the ordinary course consistent with past practice, (ii) use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers, licensors, licensees, distributors and other third parties and to keep available the services of its current officers and employees and (iii) use its commercially reasonable efforts to protect the Company Intellectual Property to the end that BDP’s goodwill and ongoing business shall not be impaired in any material respect as of the Closing Date. In addition to and without limiting the generality of the foregoing, from the date hereof until the Effective Time, except (a) as required or contemplated by this Agreement or (b) as consented to in writing by Viropro:
(a) Governing Documents. BPD shall not amend or propose to amend its Company Charter or Bylaws, not to amend or propose to amend its certificate of incorporation or bylaws or similar organizational or governance documents;
(b) No Dispositions. BPD shall not sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any tangible property or assets of the Company (other than Intellectual Property), except in the ordinary course of business consistent with past practice;
(c) No Acquisitions. BPD shall not (i) acquire or agree to acquire by Acquisition, consolidation or otherwise, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or any other assets or (ii) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, Acquisition, consolidation, restructuring, recapitalization or other reorganization of the Company;
(d) Dividends; Changes in Stock. BPD shall not and shall not propose and commit to, (i) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of BPD or enter into any agreement with respect to the voting of the capital stock of BPD, (ii) reclassify, combine, split or subdivide any capital stock of BPD or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) redeem, purchase or otherwise acquire, directly or indirectly, or modify or amend, any capital stock, other equity interests or other securities of the Company;
 (e) Investments; Indebtedness. BPD shall not, or otherwise agree to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business consistent with past practice, or (B) loans or investments by BPD, (ii) incur, assume or modify any indebtedness for borrowed money or issue any debt securities does not create outstanding obligations (including contingent or future payments or commitments), unless such excess is consented to in writing by Viropro (such consent not to be unreasonably withheld, delayed or conditioned), (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the debt securities, indebtedness or other obligations of another Person (other than a guaranty by BPD), (iv) issue or sell any debt securities or warrants or other rights to acquire any debt securities of BPD, (v) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or (vi) enter into any arrangement having the economic effect of any of the foregoing;

(f) Material Contracts. Except as otherwise set forth in this Agreement, BPD shall not (i)(A) materially amend, cancel, terminate, extend or request any material change in, or agree to any material change in any Company Material Contract or Real Property Lease, or (B) waive, release or assign, in any respect, any rights under any Company Material Contract or (ii) enter into any new (A) Real Property Lease or (B) any contract, agreement or arrangement that would be a Material Contract if it had existed as of the date of this Agreement;
(g) Benefits Changes. BPD shall not (i) increase the compensation or benefits of, or make any loans to, any director, officer, employee, consultant or other service provider, (ii) grant or pay any bonus or other incentive compensation, (iii) establish, adopt or enter into any collective bargaining, bonus, pension, other retirement, deferred compensation, equity compensation, change in control, retention or other benefit agreement, plan or arrangement for the benefit of any current or former director, officer, employee, consultant or other service provider, (iv) amend any existing Company Plan, (v) accelerate the payment of compensation or benefits to any director, officer, employee, consultant or other service provider except as required (without discretion) pursuant to the terms of the Company Plans, except in the ordinary course of business consistent with past practice;
(h) Accounting Matters. BPD shall not change its method of accounting, except (i) as required by changes in GAAP or Regulation S-X under the Exchange Act (as agreed to with the Company’s independent public accountants), or (ii) as may be required by a change in applicable Law;
(i) Tax Matters. BPD shall not make or change any material Tax election except as required by applicable Law, settle, compromise or enter into any closing agreement with any Tax Authority with respect to, any material Tax claim, audit or assessment, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim, audit or assessment relating to the Company, or change any annual material Tax accounting period or method of Tax accounting;
(j) Confidentiality. The Company shall not modify, amend or terminate, or waive, release or assign any rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party and which relates to a business combination involving the Company;
(k) Capital Expenditures. The Company shall not authorize, or enter into any commitment for, any capital expenditures other than made in the ordinary course of business consistent with past practice;
(l) Discharge of Liabilities. The Company shall notpay, discharge, settle or satisfy any Actions or Liabilities or consent to the entry of any Order, other than any payment, discharge, settlement, satisfaction or consent with respect to Actions or Liabilities unrelated to any Company Intellectual Property in the ordinary course of business consistent with past practice;
(m) Certain Actions. The Company shall not take any action that, or omit to take any action where such omission would reasonably be expected to prevent, materially delay or impede the consummation of the Acquisition or the other transactions contemplated by this Agreement except as otherwise expressly permitted under Section 5.2;
(n) Intellectual Property. BPD shall not (i) grant Encumbrances on, sell, assign, license, sublicense, impair, abandon or fail to maintain any Owned Intellectual Property, (ii) grant, extend, amend, waive or modify any rights in or to the Owned Intellectual Property, (iii) fail to maintain or diligently prosecute the Company’s and its Subsidiaries’ Owned Intellectual Property applications as applicable, (iv) enter into any Material IP Contract or (v) amend, terminate, request or agree to a change, fail to exercise a right of renewal or extension, or waive, release or assign any right or claim under any Material IP Contract;
 (o) Line of Business. The Company shall not enter into any material line of business other than the line of business in which the Company is currently engaged as of the date of this Agreement or distribute products other than the products that the Company are currently distributing as of the date of this Agreement;
(p) Insurance. BPD shall not permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee to be cancelled or terminated (unless such policy or arrangement is cancelled or terminated in the ordinary course of business consistent with past practice and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired; or

(q) General. The Company shall not authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

6.2 Access to Information; Confidentiality.
All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms.

6.3 Commercially Reasonable Efforts.
(a) Governmental and Third Party Approvals. Each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition contemplated hereby, including (i) preparing and filing as soon as practicable after the date hereof all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any Governmental Authority or other third party, including filings pursuant to the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and the preparation and filing, as soon as reasonably practicable, of any form or report required by any other Governmental Authority relating to antitrust, competition, trade, pre-Acquisition notification or other regulatory matters), (ii) obtaining all necessary consents, approvals, authorizations or waivers from, and providing notices to, third parties, including providing any further information as may be required by such third party, (iii) the defending of any Actions challenging this Agreement or the consummation of the Acquisition, including seeking to have vacated or reversed any Order that would restrain, prevent or delay the Closing and (iv) the execution and delivery of any additional instruments required by applicable Law necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. For purposes of clause (ii) of the immediately preceding sentence, as to Real Property Leases, the Company shall request, and use commercially reasonable efforts to obtain, consents, approvals, authorizations or waivers (which shall be in form and substance reasonably satisfactory to Viropro) from applicable third parties as to which Viropro notifies the Company that Viropro has determined in good faith that it is necessary to do so. Each of the parties hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In addition, each of the parties hereto shall consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any third party or any other information supplied by such party to a third party in connection with this Agreement and the transactions contemplated by this Agreement.
(b) Notification. Each of Intas and Viropro shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby. In that regard, each party shall without limitation use its commercially reasonable efforts to: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any material communications from or with any Governmental Authority or other third party with respect to the Acquisition or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority or other third party with respect to the Acquisition or any of the other transactions contemplated by this Agreement, (iii) to the extent practical, not participate in any meeting with (A) any Governmental Authority with respect to the Acquisition or any of the other transactions contemplated by this Agreement and (B) any third party (excluding Governmental Authorities) with respect to any material consent, approval or waiver in connection with the Acquisition or any of the other transactions contemplated by this Agreement, in each case, unless it consults with the other in advance and, to the extent permitted by such Governmental Authority or other third party, as applicable, gives the other the opportunity to attend and participate thereat, and (iv) furnish the other with such necessary information and reasonable assistance as Intas or Viropro, as applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such third party.

    6.4 Public Announcements. Intas and Viropro shall consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements with respect to the transaction contemplated hereby and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which shall not be unreasonably withheld, delayed or conditioned), except as either party, after consultation with outside counsel, if applicable, may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market if it has used commercially reasonable efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement; provided, however, that no such consultation shall be required to make any disclosure or otherwise take any action permitted. The parties agree that the initial press release to be issued with respect to the transactions contemplated hereby shall be in the form agreed to by the parties.

6.5 Certain Litigation. Intas and BPD shall promptly advise Viropro orally and in writing of any Action commenced after the date hereof against them or any of its directors by any stockholder of the Company relating to this Agreement contemplated hereby and shall keep Viropro reasonably informed regarding any such litigation. Intas shall give Viropro the opportunity to consult regarding the defense or settlement of any such Action and shall consider Viropro’s views with respect to such Action and shall not settle any such Action without the prior written consent of Viropro.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF THE PARTIES

7.1 Conditions to Each Party’s Obligation to effect the transaction. The respective obligations of each party to effect the transaction shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:
(a) No Injunctions or Restraints. No Law, Order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced, issued or threatened by any court or other Governmental Authority of competent jurisdiction, shall be in effect, or be pending, which prohibits, renders illegal or enjoins, or threatens to prohibit, render illegal or enjoin, the consummation of the transactions contemplated by this Agreement.

7.2 Conditions to Obligations of Intas. The obligation of the Company to effect the transaction shall be subject to the satisfaction, or waiver in writing by the Company, at or prior to the Closing of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of Intas contained herein shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).
(b) Performance of Obligations of Intas. Intas shall have performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.
 (d) Intas Material Adverse Effect. Since the date hereof, there shall not have been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would be reasonably expected to have a Intas Material Adverse Effect.

7.3 Conditions to Obligations of Viropro. The obligations of Viropro to effect the Acquisition shall be subject to the satisfaction, or waiver in writing by Viropro, at or prior to the Closing of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(b) Performance of Obligations of the Company. The Companies shall have performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.
(d) Viropro Material Adverse Effect. Since the date hereof, there shall not have been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would be reasonably expected to have a Viropro Material Adverse Effect.
(e) Listing. The shares of Viropro Common Stock issuable to the Company Stockholders pursuant to the Transaction as provided for in Article II shall have been authorized for listing.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Acquisition contemplated hereby may be abandoned at any time prior to the Effective Time:
(a) by mutual written consent of Viropro and INTAS;
 (b) by either Viropro or INTAS, if:
(i) the Acquisition shall not have been consummated by on or before December 31, 2009 (the “Outside Date”); provided, that the Outside Date may be extended (A) for a period not to exceed ninety (90) days by either party by written notice to the other party if the Acquisition shall not have been consummated as a result of the condition set forth in Article VII but have been satisfied or waived or remains reasonably capable of satisfaction and provided, further, that the right to terminate this Agreement pursuant to this clause (b)(i) shall not be available to the party seeking to terminate this Agreement if such party’s breach of this Agreement has been the cause of the failure of the Effective Time to occur; or
(ii) any Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Acquisition and such Order or other action is, or shall have become, final and non-appealable;

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become null and void and have no effect and the obligations of the parties under this Agreement shall terminate, provided, however, that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Waiver of Due Diligence. Viropro acknowledges it has waived any due diligence of BPD, its books, by-laws, charter and financial statements. No such Due Diligence has been deemed necessary in light of recent dealings and transactions between BPD, Intas and Viropro.

ARTICLE IX
GENERAL

9.1 Expiration of Representations and Warranties; Survival of Certain Covenants and Agreements. None of the representations and warranties in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time. The terms of Article I and this Article VII, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the consummation of the Acquisition.

9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile (receipt confirmed) or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Viropro:

VIROPRO, INC.
1806-300 Avenue des Sommets
Verdun, QC H3E 2B7
Telecopie: (514) 543-3431
Attention: Serge Beausoleil, President

if to INTAS:

INTAS BIOPHARMACEUTICALS LTD
Plot No. 423 / P / A/ GIDC
Sarkhej - Bavla Highway,
Moraiya, Taluka - Sanand, 382 210
Ahmedabad, Gujarat, India
Attention:  Mani Iyer, COO

9.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

9.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and neither party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement, and (b)  is not intended to confer upon any Person other than the parties any rights or remedies.

9.5 Governing Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its rules of conflict of laws.

9.6 Amendments and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by, or on behalf of the parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties.

9.7 Waiver. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.9 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

9.11 Failure or Delay Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.12 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Nevada (or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Nevada) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such court.

9.13 Incorporation of Exhibits. All Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VIROPRO INC.

By:	/s/
Name:	Serge Beausoleil
Title:	President

INTAS BIOPHARMACEUTICALS LTD

By:	/s/
Name:	Mani Iyer
Title:	Chief Operating Officer

Schedule A
Intellectual Property